Filed pursuant to Rule 433

Relating to Preliminary Prospectus Supplement dated May 20, 2014 to

Prospectus dated August 31, 2012

Registration No. 333-183686

Aon plc

TERM SHEET

$250,000,000 3.500% SENIOR NOTES DUE 2024

$550,000,000 4.600% SENIOR NOTES DUE 2044

3.500% Senior Notes due 2024

Issuer:	Aon plc
Securities:	3.500% Senior Notes due 2024
Guarantor	Aon Corporation
Legal Format:	SEC Registered
Amount:	$250,000,000
Ranking:	Senior Unsecured
Expected Ratings(1):	Moody’s Investors Service: Baa2 Standard & Poor’s: A- Fitch: BBB+
Trade Date:	May 20, 2014
Settlement Date (T+5):	May 28, 2014
Maturity Date:	June 14, 2024
Reference Treasury:	2.500% due May 15, 2024
Reference Treasury Yield and Price:	2.512% or 99-28+
Reoffer Spread to Treasury:	+100 bps
Reoffer Yield:	3.512%
Coupon:	3.500%
Denominations:	$2,000 and multiples of $1,000
Interest Payment Dates:	Semi-annually in arrears on June 14 and December 14, beginning on December 14, 2014 (long first coupon)
Price to Public:	99.898%
Proceeds to Issuer (before expenses):	$248,370,000
CUSIP / ISIN:	00185A AF1 / US00185AAF12
Optional Redemption:

We may redeem all of the Notes at any time or some of the Notes from time to time at a redemption price equal to the greater of 100% of the principal amount of the Notes being redeemed and a make whole using a discount rate of the Reference Treasury plus 15 basis points.

On or after March 14, 2024, we may redeem any or all of the Notes at a redemption price equal to 100% of the principal amount of the Notes being redeemed.

In the event of certain changes in respect of taxes applicable to the Notes or the Guarantee of the Notes, we may redeem the Notes in whole at any time at a redemption price equal to 100% of the principal amount of the Notes being redeemed.

See “Description of the Securities—Optional Redemption” and “Description of the Securities—Optional Tax Redemption” in the preliminary prospectus supplement for more information.

Joint Book-Running Managers:	Citigroup Global Markets Inc., J.P. Morgan Securities LLC, Merrill Lynch, Pierce, Fenner & Smith Incorporated, Morgan Stanley & Co. LLC
Co-Managers:

Aon Benfield Securities, Inc., Natixis Securities Americas LLC, Scotia Capital (USA) Inc., UniCredit Capital Markets LLC, U.S. Bancorp Investments, Inc., Loop Capital Markets LLC, The Williams Capital Group, L.P.

Conflicts:

Aon Benfield Securities, Inc. is an indirect wholly owned subsidiary of Aon plc.  This offering is subject to, and will be conducted in compliance with, the requirements of Rule 5121 of the Financial Institution Regulatory Authority (“FINRA”) regarding a FINRA member firm distributing the securities of an affiliate.

(1)  An explanation of the significance of ratings may be obtained from the rating agencies. Generally, rating agencies base their ratings on such material and information, and such of their own investigations, studies and assumptions, as they deem appropriate. The rating of the notes should be evaluated independently from similar ratings of other securities. A credit rating of a security is not a recommendation to buy, sell or hold securities and may be subject to review, revision, suspension, reduction or withdrawal at any time by the assigning rating agency.

The issuer and the guarantor have filed a registration statement, including a prospectus, with the SEC for the offering to which this communication relates. Before you invest, you should read the prospectus in that registration statement and other documents the issuer has filed with the SEC for more complete information about the issuer, the guarantor and this offering. You may get these documents for free by visiting EDGAR on the SEC Web site at www.sec.gov. Alternatively, the Joint Book-Running Managers in the offering will arrange to send you the prospectus if you request it by contacting Citigroup Global Markets Inc. toll-free at 1-800-831-9146, J.P. Morgan Securities LLC collect at 1-212-834-4533, Merrill Lynch, Pierce, Fenner & Smith Incorporated toll-free at 1-800-294-1322 or Morgan Stanley & Co. LLC toll-free at 1-866-718-1649.

4.600% Senior Notes due 2044

Issuer:	Aon plc
Securities:	4.600% Senior Notes due 2044
Guarantor	Aon Corporation
Legal Format:	SEC Registered
Amount:	$550,000,000
Ranking:	Senior Unsecured
Expected Ratings(1):	Moody’s Investors Service: Baa2 Standard & Poor’s: A- Fitch: BBB+
Trade Date:	May 20, 2014
Settlement Date (T+5):	May 28, 2014
Maturity Date:	June 14, 2044
Reference Treasury:	3.625% due February 15, 2044
Reference Treasury Yield and Price:	3.366% or 104-27
Reoffer Spread to Treasury:	+125 bps
Reoffer Yield:	4.616%
Coupon:	4.600%
Denominations:	$2,000 and multiples of $1,000
Interest Payment Dates:	Semi-annually in arrears on June 14 and December 14, beginning on December 14, 2014 (long first coupon)
Price to Public:	99.739%
Proceeds to Issuer (before expenses):	$543,752,000
CUSIP / ISIN:	00185A AG9 / US00185AAG94
Optional Redemption:

We may redeem all of the Notes at any time or some of the Notes from time to time at a redemption price equal to the greater of 100% of the principal amount of the Notes being redeemed and a make whole using a discount rate of the Reference Treasury plus 20 basis points.

On or after March 14, 2044, we may redeem any or all of the Notes at a redemption price equal to 100% of the principal amount of the Notes being redeemed.

In the event of certain changes in respect of taxes applicable to the Notes or the Guarantee of the Notes, we may redeem the Notes in whole at any time at a redemption price equal to 100% of the principal amount of the Notes being redeemed.

See “Description of the Securities—Optional Redemption” and “Description of the Securities—Optional Tax Redemption” in the preliminary prospectus supplement for more information.

Joint Book-Running Managers:	Citigroup Global Markets Inc., J.P. Morgan Securities LLC, Merrill Lynch, Pierce, Fenner & Smith Incorporated, Morgan Stanley & Co. LLC
Co-Managers:

Aon Benfield Securities, Inc., Natixis Securities Americas LLC, Scotia Capital (USA) Inc., UniCredit Capital Markets LLC, U.S. Bancorp Investments, Inc., Loop Capital Markets LLC, The Williams Capital Group, L.P.

Conflicts:

Aon Benfield Securities, Inc. is an indirect wholly owned subsidiary of Aon plc.  This offering is subject to, and will be conducted in compliance with, the requirements of Rule 5121 of the Financial Institution Regulatory Authority (“FINRA”) regarding a FINRA member firm distributing the securities of an affiliate.

(1)  An explanation of the significance of ratings may be obtained from the rating agencies. Generally, rating agencies base their ratings on such material and information, and such of their own investigations, studies and assumptions, as they deem appropriate. The rating of the notes should be evaluated independently from similar ratings of other securities. A credit rating of a security is not a recommendation to buy, sell or hold securities and may be subject to review, revision, suspension, reduction or withdrawal at any time by the assigning rating agency.

The issuer and the guarantor have filed a registration statement, including a prospectus, with the SEC for the offering to which this communication relates. Before you invest, you should read the prospectus in that registration statement and other documents the issuer has filed with the SEC for more complete information about the issuer, the guarantor and this offering. You may get these documents for free by visiting EDGAR on the SEC Web site at www.sec.gov. Alternatively, the Joint Book-Running Managers in the offering will arrange to send you the prospectus if you request it by contacting Citigroup Global Markets Inc. toll-free at 1-800-831-9146, J.P. Morgan Securities LLC collect at 1-212-834-4533, Merrill Lynch, Pierce, Fenner & Smith Incorporated toll-free at 1-800-294-1322 or Morgan Stanley & Co. LLC toll-free at 1-866-718-1649.